UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 13, 2011

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-84976
(Commission File Number)

98-0358040
(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events

On May 13, 2011 we made this announcement on our website: Lamperd is pleased to announce that we have accepted the request of the People's Republic of China VIP Protection Department (Ministry of Public Security) and Jing An Import and Export Corporation to visit our facility and view our product line. The reason for the visit will be to demonstrate Lamperd's product line and, with humanitarian interests in mind, to discuss equipping the visitor's country with safer intermediary levels of force (less-lethal options) for riot control. The primary end goals are to reduce the likelihood of injury or death during potential cases of civil uprising and to improve international relationships between the two countries. There will be 3 persons from Public Security and 2 persons from Jing An. This group will be arriving Wednesday May 18th, and will be meeting with Lamperd over the course of a few days.

Additionally we posted this news May 10th 2011: Lamperd is opening a retail store this month at the factory. This opportunity was created by major changes in the Canadian Security Act; this Act has created increased demand for equipment and training, and we have 10 field security salesman that will be pushing the project forward. All guns and ammo are excluded from this retail store - weapons and ammo are sold to Police and Military only, but over 250 products will be available to the public for purchase. Marketing evaluation will be used to determine what products to sell online in the future.

This news can be found at: www.lamperdlesslethal.com.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

/s/ Barry Lamperd
Barry Lamperd
President

Date: May 13, 2011